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                  ALLIED HEALTHCARE INTERNATIONAL INC. REPORTS
                  --------------------------------------------
                       FISCAL 2006 SECOND QUARTER RESULTS
                       ----------------------------------

                                          FISCAL 2006         FISCAL 2005
                                          -----------         -----------
                                         SECOND QUARTER      SECOND QUARTER
      REVENUE ($M)                            71.1                90.8
      GROSS PROFIT ($M)                       21.5                26.2
      GROSS MARGIN %                         30.3%               28.8%
      DILUTED EPS ($)                         0.06                0.11

                                          YEAR TO DATE        YEAR TO DATE
                                          ------------        ------------
      CASH FLOWS FROM OPERATIONS ($M)         15.7                9.2

NEW YORK, NY -- May 10, 2006 -- Allied Healthcare International Inc. (Nasdaq:
AHCI; AIM: AHI), a leading provider of flexible healthcare staffing services in the United Kingdom, has reported results for the fiscal 2006 second quarter ended March 31, 2006.

Allied's revenue for the second quarter of 2006 was $71.1 million, a decrease of
21.7% compared to $90.8 million during the same period in 2005. Gross profit decreased by 17.8% to $21.5 million this quarter, compared to $26.2 million for the comparable period last year. In both of the results, more than 6% of the reduction can be attributed to currency exchange rates. Gross profit margin remained strong at 30.3% in the quarter, compared with 28.8% during the same period last year.

Net income for the quarter ended March 31, 2006 was $2.6 million, or $0.06 per diluted share, compared with net income of $5.1 million, or $0.11 per diluted share, during the comparable period in fiscal 2005. Cash flows from operations for the year to date increased 71% from $9.2 million to $15.7 million.

Allied's core Social Services business continued to expand during the second quarter, showing a growth in gross profit of 6.3% for the year to date. The expansion of the Social Services sector is due to a greater demand from the elderly population and increased contracting activity with local governments.
During the second quarter, Allied was awarded contracts from a London Borough,

an existing customer, and a County Council in the Midlands, a new customer, for approximately $5 million and $3 million, respectively.

Allied's National Health Services (NHS) revenue declined 36% for the year to date. As a result, the Company's gross profit mix is currently as follows: NHS
16%; Nursing Homes 16%; Social Services, including private clients, 64%; and
Oxygen 4%. The reduction in NHS business was driven by a decrease in expenditures and downward price pressure for agency nurses by the NHS.

Allied will continue to emphasize the Social Services sector and expanding its long-term care services. This favorable flexible staffing mix is reflected in
Allied's 30.3% gross margin for the quarter verses 28.8% for the second quarter last year.

Timothy Aitken, Allied Chairman and Chief Executive Officer, commented:
"Allied's network of branches is delivering more social-care and home-care visits through its existing branch network. The challenge now, in the second half of 2006, is for the Company to capture increased market share through social services tenders with local authorities while simultaneously maintaining our reputation for clinical excellence."

On February 1, 2006, Allied began delivering at-home respiratory therapy to patients through its new five-year oxygen contract. The Company had anticipated a census of 12,000 initial oxygen patients, with a transition rate of 200 per day; however, it received 20,000-plus calls within the first week of the contract. As a consequence, the Company incurred higher-than-anticipated implementation expenses for building the infrastructure and distribution network required to absorb the accelerated transition of oxygen patients from community-based pharmacies. This investment in Allied Respiratory equated to approximately 1.5 cents per share in the second quarter. Management believes this incremental investment will ensure patient care with the goal of increasing earnings from respiratory therapy to historical levels by the fourth quarter.

During the second quarter, the Company also conducted a comprehensive staffing and expenditure review throughout its branch network, as well as within its administrative head office in Staffordshire. This effort led to a headcount reduction of more than 60 full-time equivalents and is

expected to generate annual savings of approximately $3.6 million, which should be realized by the fourth quarter. As a result of this downsizing, however, the
Company paid approximately $200,000 in severance charges for terminated employment contracts.

Allied is focused on reducing Selling, General and Administrative, which represented approximately 24.6% of gross revenues in the second quarter, compared to 19.8% during the same period the year before. The increase in expenses is mainly attributable to higher depreciation ($0.4 million) for the new Information Technology system and a $0.8 million investment in the Company's respiratory-distribution business.

Allied invites all those interested in hearing management's discussion of the second-quarter results to join the conference call by dialing 877-407-9205 on
Thursday, May 11, 2006, at 10:00 AM EST. International participants may access the call by dialing 201-689-8054. A replay will be available for one week following the day of the call by dialing 877-660-6853 for domestic participants and 201-612-7415 for international participants. Refer to replay passcode account number 286 and conference ID number 200986 when prompted. Participants may also access a live webcast of the conference call through the "Investors"
section of Allied Healthcare's website, www.alliedhealthcare.com. The presentation will be available and archived for 90 days.

ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.
Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom.
Allied operates a community-based network of approximately 100 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the
U.K. population. Allied meets the needs of Private Patients, Community Care,
Nursing Homes and Hospitals. The company also supplies medical-grade oxygen for use in respiratory therapy to the U.K. pharmacy market and Northern Ireland and oxygen concentrators to customers in Northern Ireland. Following the award of the new oxygen contracts, the Company now also provides unified oxygen services directly to customers in the South East of England.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied's ability to continue to recruit and retain qualified flexible healthcare staff; ability to enter into contracts with hospitals and other healthcare facility customers on terms attractive to Allied; the general level of patient occupancy at hospital and healthcare facilities of Allied's customers; demand for the services provided by
Allied; the ability to successfully implement acquisition and integration strategies; dependence on the proper functioning of Allied's information systems; the effect of existing or future government regulation of the healthcare industry, and ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenue and profitability; the ability to use net operating loss carry forwards to offset net income; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied's most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on form 10-Q and any current reports on Form 8-K filed since the date of the last
Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:
Allied Healthcare Contact:                        Investor Contact:
Charles Murphy                                    Adam Holdsworth
Chief Financial Officer                           The Investor Relations Group
(212) 750-0064                                    (212) 825-3210
charlesmurphy@alliedhealthcare.com

                      ALLIED HEALTHCARE INTERNATIONAL INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                          THREE MONTHS ENDED      SIX MONTHS ENDED
                                                         ---------------------  --------------------
                                                         MARCH 31,   MARCH 31,  MARCH 31,  MARCH 31,
                                                           2006        2005       2006       2005
                                                         --------    --------   --------   --------

    Total revenues                                       $ 71,098    $ 90,815   $146,953   $177,378

    Gross profit                                           21,537      26,196     45,262     51,410

    Selling, general and administrative expenses           17,460      18,023     35,591     35,250
                                                         --------    --------   --------   --------

          Operating income                                  4,077       8,173      9,671     16,160

    Interest and other expense, net                           940         734      1,876      1,943

    Foreign exchange (income) loss                            (15)         18         26         11
                                                         --------    --------   --------   --------

          Income before income taxes                        3,152       7,421      7,769     14,206

    Provision for income taxes                                583       2,366      1,794      4,324
                                                         --------    --------   --------   --------

          Net income                                     $  2,569    $  5,055   $  5,975   $  9,882
                                                         ========    ========   ========   ========

Basic and diluted net income per share of common stock   $   0.06    $   0.11   $   0.13   $   0.22
                                                         ========    ========   ========   ========

Weighted average number of common shares outstanding:
          Basic                                            44,944      44,593     44,903     44,529
                                                         ========    ========   ========   ========
          Diluted                                          45,152      45,172     45,184     45,056
                                                         ========    ========   ========   ========